                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                   SCHEDULE TO

                                 (Rule 14d-100)


            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)
                             -----------------------


                          THERMO INSTRUMENT SYSTEMS INC.
                            (Name of Subject Company)

                           THERMO ELECTRON CORPORATION
                                   (Offeror)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                                CUSIP 883559 10 6
                      (CUSIP Number of Class of Securities)

                             Seth H. Hoogasian, Esq.
                                 General Counsel
                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 with a copy to:

                             David E. Redlick, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109

                                 (617) 526-6000

                             -----------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X]      third-party tender offer subject to Rule 14d-1.

         [ ]      issuer tender offer subject to Rule 13e-4.

         [ ]      going-private transaction subject to Rule 13e-3.

         [X]      amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                            SCHEDULE 13D INFORMATION
         ----------------------------------------------------------------------
         1.       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Thermo Electron Corporation
                  IRS No. 04-2209186

         ----------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF  A MEMBER OF A GROUP*    (a) [ ]
                                                                        (b) [ ]
         ----------------------------------------------------------------------
         3.       SEC USE ONLY
         ----------------------------------------------------------------------

         4.       SOURCE OF FUNDS*

                  WC

         ----------------------------------------------------------------------
         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                    [ ]
         ----------------------------------------------------------------------
         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Delaware


         ----------------------------------------------------------------------
         NUMBER OF                  7.      SOLE VOTING POWER
         SHARES
         BENEFICIALLY                       114,594,884
         OWNED BY

                                    -------------------------------------------
         EACH
         REPORTING                  8.      SHARED VOTING POWER
         PERSON WITH
                                            0

         ----------------------------------------------------------------------
         9.       SOLE DISPOSITIVE POWER

                  114,594,884
         ----------------------------------------------------------------------
         10.      SHARED DISPOSITIVE POWER

                  0

         ----------------------------------------------------------------------
         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  114,594,884

         ----------------------------------------------------------------------
         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                            [ ]
         ----------------------------------------------------------------------
         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                  88.5%

         ----------------------------------------------------------------------
         14.      TYPE OF REPORTING PERSON*

                  CO

         ----------------------------------------------------------------------

         This Amendment No. 3 to Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed by Thermo Electron Corporation, a Delaware corporation (the "Acquiror" or "Thermo Electron") on April 24, 2000 (the "Schedule TO"). The Schedule TO relates to the offer by Thermo Electron to exchange shares of common stock of the Acquiror, par value $1.00 per share (the "Thermo Electron Shares"), for shares of common stock, par value $0.10 per share (the "Shares"), of Thermo Instrument Systems Inc., a Delaware corporation (the "Company" or "Thermo Instrument"), at an exchange ratio of 0.85 Thermo Electron Shares for each Share (along with cash in lieu of fractional Thermo Electron Shares) upon the terms and subject to the conditions set forth in the Prospectus (subject to completion) dated June 14, 2000 (the "Prospectus"), incorporated herein by reference as Exhibit 12(a)(13), and in the related Letter of Transmittal (which, together with the Prospectus, and any amendments or supplements thereto, collectively constitute the "Offer"), which is incorporated herein by reference as Exhibit 12(a)(2). The information in the Prospectus under the captions "Questions And Answers About The Exchange Offer And The Merger", "Summary", "Risk Factors", "Information About Thermo Electron and Thermo Instrument", "Background To The Exchange Offer And The Merger", "The Exchange Offer", "Market Prices And Dividends", "The Merger; Appraisal Rights", "Federal Income Tax Consequences", "Comparison Of The Rights Of Holders Of Our Common Stock And The Rights Of Holders Of Thermo Instrument Common Stock", "Transactions With Related Parties", "Where You Can Find More Information" and "Thermo Electron Corporation Pro Forma Consolidated Condensed Financial Statements (Unaudited)" and Annex A to the Prospectus ("Directors And Executive Officers Of Thermo Electron And Thermo Instrument") is incorporated herein by reference as set forth in the Schedule TO.



         On June 14, 2000, Thermo Electron issued the press release filed as
Exhibit 12(a)(14) hereto. The information set forth in the press release is incorporated herein by reference and amends Items 1 through 11 in the Schedule TO.

ITEM 12.   EXHIBITS.

         (a)(1) Prospectus dated April 24, 2000 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(2) Form of Letter of Transmittal (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(3) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24,
                         2000).

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).

         (a)(7) Press Release issued by Thermo Electron on January 31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on January 31, 2000).

         (a)(8) Slide Presentation of Thermo Electron to Financial Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on February 7, 2000).

         (a)(9) Press Release issued by Thermo Electron on March 8, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on March 8, 2000).

         (a)(10) Press Release issued by Thermo Electron on April 13, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on April 13, 2000).

         (a)(11) Press Release issued by Thermo Electron on May 22, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on May 22, 2000).
         (a)(12)         Press Release issued by Thermo Electron on June 5,
                         2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on June 5, 2000).


         (a)(13) Prospectus dated June 14, 2000 (incorporated herein by reference to Thermo Electron's Amendment No. 1 to Registration Statement on Form S-4 filed on June 14, 2000 (File No. 333-35478)).



         (a)(14) Press Release issued by Thermo Electron on June 14, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule 425 on June 14, 2000).


         (b)             None.

         (d)             None.

         (g)             None.

         (h) Opinion of Hale and Dorr LLP as to the material United States federal income tax consequences of the exchange offer and the merger (incorporated herein by reference to Thermo Electron's Registration Statement on Form S-4 filed on April 24, 2000).


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            THERMO ELECTRON CORPORATION

                                            By: /s/ Theo Melas-Kyriazi
                                               ---------------------------------
                                                Name:  Theo Melas-Kyriazi
                                                Title: Vice President and Chief
                                                       Financial Officer


Date: June 14, 2000

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION
-------                      -----------
12(a)(1)                     Prospectus dated April 24, 2000 (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(2)                     Form of Letter of Transmittal (incorporated herein by
                             reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(3)                     Form of Notice of Guaranteed Delivery (incorporated herein by reference to Thermo Electron's Registration Statement on Form
                             S-4 filed on April 24, 2000)

12(a)(4)                     Form of Letter from the Dealer Managers to Brokers, Dealers,
                             Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration
                             Statement on Form S-4 filed on April 24, 2000)

12(a)(5)                     Form of Letter to Clients for use by Brokers, Dealers,
                             Commercial Banks, Trust Companies and Nominees (incorporated herein by reference to Thermo Electron's Registration
                             Statement on Form S-4 filed on April 24, 2000)

12(a)(6)                     Guidelines for Certification of Taxpayer
                             Identification Number on Substitute Form W-9
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on April 24, 2000)


12(a)(7)                     Press Release issued by Thermo Electron on January
                             31, 2000 (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on January 31, 2000)

12(a)(8)                     Slide Presentation of Thermo Electron to Financial
                             Analysts (incorporated herein by reference to Thermo Electron's prospectus filed pursuant to Rule
                             425 on February 7, 2000)

12(a)(9)                     Press Release issued by Thermo Electron on March 8,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on March 8, 2000

12(a)(10)                    Press Release issued by Thermo Electron on April
                             13, 2000 (incorporated herein by reference to
                             Thermo Electron's prospectus filed pursuant to Rule
                             425 on April 13, 2000)

12(a)(11)                    Press Release issued by Thermo Electron on May 22,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425
                             on May 22, 2000).
12(a)(12)                    Press Release issued by Thermo Electron on June 5,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425 on
                             June 5, 2000).


12(a)(13)                    Prospectus dated June 14, 2000 (incorporated herein
                             by reference to Thermo Electron's Amendment No. 1
                             to Registration Statement on Form S-4 filed on
                             June 14, 2000 (File No. 333-35478)).



12(a)(14)                    Press Release issued by Thermo Electron on June 14,
                             2000 (incorporated herein by reference to Thermo
                             Electron's prospectus filed pursuant to Rule 425
                             on June 14, 2000).


12(b)                        None

12(d)                        None

12(g)                        None

12(h)                        Opinion of Hale and Dorr LLP as to the material
                             United States federal income tax consequences
                             (incorporated herein by reference to Thermo
                             Electron's Registration Statement on Form S-4 filed on April 24, 2000)
